Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-240320 and 333-240319 on Form S-3 and Registration Statement Nos. 333-170451, 333-217679, 333-170448, 333-170452, and 333-203714 on Form S-8 of our reports dated February 15, 2022, relating to the consolidated financial statements of Black Hills Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 15, 2022